Exhibit 8.1

中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: April 14, 2026

Legal Opinion

To:	Quhuo Limited

3F, Building A, Xin’anmen No. 1 South Bank, Huihe South Street

Chaoyang District, Beijing, People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws (as defined below). We have acted as the PRC legal counsel to Quhuo Limited (the “Company”) in connection with the disclosure in the Registration Statement on Form F-3 of the Company in relation to the resale of up to an aggregate of 35,000,000 American Depositary Shares (the “ADS”), each representing nine hundred (900) Class A ordinary shares Class A ordinary shares, par value USD0.0001 per share of the Company as set out in the Registration Statement, filed on April 14, 2026 with the U.S. Securities and Exchange Commission (the “SEC”).

In our capacity as PRC counsel to the Company, we have examined the originals and/or copies of the documents as we have considered necessary or relevant for the purpose of providing this Opinion (collectively, the “Documents”). However, we have not carried out independent investigations and rely on the information provided by the Company which the Company represents is authentic, accurate and complete. We have assumed that all facts and information provided by the Company are true, correct and complete and the in response to our inquiries and requests for the purpose of this Opinion, all the information and materials provided to us by the Company are true, accurate, complete and not misleading.

In our examination of the Documents, we have assumed, with your consent, that (a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than the PRC entities, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all natural persons who purport to act for and on behalf of the PRC entities have sufficient legal capacity to enter into and perform the transactions contemplated by the relevant agreements or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than the PRC entities; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this Opinion, all the information and materials provided to us by the PRC entities are true, accurate, complete and not misleading.

We have further assumed, with your consent, that the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

For the purpose of this Opinion, we have relied on factual representations and confirmations made by the Company (including all the companies, subsidiaries and affiliated entities of the Company) with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the Company with respect to the inquiries, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

In rendering the opinions set forth in this letter, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by the Company (the “Letter of Undertaking”).

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws (as defined below). Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

As used in this Opinion, the term “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC or any PRC governmental authorities in effect on the date of this Opinion.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

The following terms as used in this Opinion are defined as follows:

“Contractual Arrangements” means the arrangements described under the caption “Our Contractual Arrangements” in the section “Prospectus Summary” in the Registration Statement.

“CSRC” means the China Securities Regulatory Commission.

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

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“PRC Subsidiary” means Beijing Quhuo Information Technology Co., Ltd. (北京趣活信息技术有限公司), or the “Beijing WFOE”.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity” means Beijing Quhuo Technology Co., Ltd. (北京趣活科技有限公司).

Based on and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications setout below, we are of the opinion that:

1.	Except as described in the Registration Statement, the ownership structures of the PRC Subsidiary and the Variable Interest Entity do not result in any violation of the PRC Laws.

2.	Except as described in the Registration Statement, the contractual arrangements among the Beijing WFOE, the Variable Interest Entity and its shareholders governed by the PRC Laws are valid, binding on each party thereto, and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant Governmental Authorities in exercising their authority in connection with the interpretation and implementation thereof and the application of relevant PRC Laws and policies thereto, and to general equity principles. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

3.	On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, which became effective on March 31, 2023 (the “Trial Measures”). The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. Under the Trial Measures, together with the Guidance Rules and Notice (collectively, the “New Overseas Listing Rules”), PRC domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the New Overseas Listing Rules’ requirements within three business days following the submission of application for an initial public offering or listing. Direct overseas securities offering and listing by domestic enterprises refers the overseas offering and listing of a PRC incorporated and registered company limited by shares; and indirect overseas securities offering and listing by domestic enterprises refers to the overseas offering and listing of an overseas incorporated and registered company whose main business activities are within the territory of mainland China and the offering and listing are based on the equity, assets, income or other similar interests of PRC domestic enterprises. If both of the following conditions are satisfied, the offering and listing will be deemed as an indirect overseas securities offering and listing by domestic enterprises: (1) more than 50% of the audited financial indicators (operating revenue, profits, total assets or net assets) for the most recent accounting year is accounted for by the PRC domestic companies; and (2) main aspects of business activities or operations are conducted in mainland China, or main place of business are located in mainland China or the majority of senior management responsible for the operation and management domicile in mainland China or are Chinese citizens. Companies already listed overseas as of March 31, 2023 are not required to make immediate filing with the CSRC, but are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed, or file the required filing materials with the CSRC within three working days after the submission of relevant application for subsequent securities offerings and listings in other overseas markets. In addition, an overseas listed company is required to report to the CSRC within three business days after the occurrence and announcement of any of the following material events: (1) a change of control of the listed company; (2) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or authorities in respect of the listed company; (3) a change of listing status or transfer of listing segment; and (4) the voluntary or mandatory delisting of the listed company. The filing to the CSRC in connection with the issuance of 35,000,000 ADSs (representing 31,500,000,000 Class A ordinary shares) to the Selling Shareholders (as defined under the Registration From) shall be submitted within three working days after the completion of the issuance.

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4.	Save for the aforementioned CSRC filing that to be submitted to the CSRC, no relevant PRC laws or regulations in effect require that the Company obtain permission from any PRC authorities to issue securities to foreign investors, including the issuance of 35,000,000 ADSs, and after due inquiry, the Company, the PRC Subsidiary or any of its affiliated entities have not received any inquiry, notice, warning, sanction, or any regulatory objection to their future offshore offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over their operations.

5.	If any of the Selling Shareholders is a PRC domestic individual who is not a director, supervisor, senior management or employee of PRC subsidiaries or affiliated entities of the Company and has not completed the registration under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, the holding of the ADSs of the Company by such Selling Shareholder may constitute foreign exchange compliance irregularity.

This Opinion is subject to the following qualifications:

1.	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

3.	This Opinion is intended to be used in the context which is specifically referred to herein. Each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed and the respective counsels of such persons. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun
Name: Shao Jun
Designation: Partner

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